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EXHIBIT G

SECURITIES AND EXCHANGE COMMISSION

(Release No.            )

__________________, 19___

                  Columbia Energy Group ("Columbia"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), located at 13880 Dulles Corner Lane, Herndon, Virginia 20171-4600, has filed an application-declaration seeking authority to engage in the factoring of accounts receivable for associate and nonassociate companies.

                  The application - declaration and any amendments thereto are available for public inspection through the Commission's office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ___________, 19___, to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this manner. After said date, the application-declaration, as filed or as it may be amended, may be permitted to become effective.

                  For the Commission by the Division of Investment Management, pursuant to delegated authority.


                                Jonathan G. Katz

                                Secretary